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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                         OF VITAL LIVING PRODUCTS, INC.

         VITAL LIVING PRODUCTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

                  1. That the Board of Directors of the Corporation has duly adopted resolutions approving, proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation deleting the first sentence of Article 4 of said Certificate and substituting in lieu thereof the following:

                  "The Corporation is authorized to issue 54,303,375 shares of stock, of which 50,000,000 shall be common stock with a par value of one cent ($.01) per share ("Common Stock"), 3,303,375 shares shall be Class A preferred stock with a par value of one cent ($.01) per share ("Class A Preferred Stock") and 1,000,000 shares shall be Class B Preferred Stock with a par value of one cent ($.01) per share ("Class B Preferred Stock")."

                  2. That at the annual meeting of the Corporation held June 25, 2001, stockholders holding a majority of the Corporation's outstanding stock approved said amendment.

                  3. That said amendment was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, Vital Living Products, Inc. has caused this Certificate to be signed by its Secretary this 27th day of June, 2001.

                                                 VITAL LIVING PRODUCTS, INC.

                                                 By: /s/ Larry C. Pratt
                                                     ---------------------------
                                                     Larry C. Pratt, Secretary